Exhibit 10.59

SOTHEBY’S
FIRST AMENDED AND RESTATED
EXECUTIVE SEVERANCE BENEFITS PLAN

Effective February 7, 2017

Exhibit 10.59

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Exhibit 10.59

ARTICLE THREE	ELIGIBILITY AND PARTICIPATION	9
3.01	Eligibility on the Effective Date	9
3.02	Future Eligibility	9
3.03	Exclusive Benefits	10
3.04	End of Participation	10

ARTICLE FOUR	SEVERANCE BENEFITS	10
4.01	Release Requirement	10
4.02	Non-CIC Qualifying Termination	10
4.03	CIC Qualifying Termination	12
4.04	409A	13
4.05	Enforcement Costs	15
4.06	280G	15

ARTICLE FIVE	AMENDMENT AND TERMINATION	16

ARTICLE SIX	MISCELLANEOUS	17
6.01	Participant Rights	17
6.02	Administrator Authority	17
6.03	Claims and Appeals Procedure	18
6.04	Reliance on Tables and Reports	21
6.05	Expenses	21
6.06	Disputes	21
6.07	Successors	22
6.08	Construction	23
6.09	References to Other Plans and Programs	23
6.10	Notices	23
6.11	Service of Legal Process	23
6.12	Plan Year	23
6.13	No Duty to Mitigate	23
6.14	Withholding of Taxes	23
6.15	Governing Law	23
6.16	Validity/Severability	23
6.17	Miscellaneous	24
6.18	Source of Payments	24
6.19	Survival of Provisions	24

APPENDIX A	FORM OF NOTIFICATION LETTER	25

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Exhibit 10.59

ARTICLE 1
FOREWORD
1.01    Purpose of the Plan. The Corporation considers it essential to the best interests of its shareholders – (i) to foster the continued employment of key management personnel in a competitive market; (ii) to provide appropriate protection that facilitates acting in the interest of shareholders in the event of a possible or actual change in control of the Corporation; (iii) to align the Corporation’s severance arrangements with current market practice (in benefits provided and circumstances covered) under a consistent framework; and (iv) to protect the Corporation’s confidential information, trade secrets and relationships with clients. Accordingly, pursuant to the terms of this Plan, effective February 24, 2016, the Corporation will provide Severance Benefits to an eligible employee in the event of a Qualifying Termination of the eligible employee’s employment. No benefits will be provided pursuant to this Plan except upon the occurrence of a Qualifying Termination. Capitalized terms used throughout the Plan have the meanings set forth in Article Two, except as otherwise defined in the Plan or where the context clearly requires otherwise. No provision of this Plan shall exempt the severance benefits provided from “clawback” to the extent required by applicable laws or listing requirements.
1.02    Plan Status. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives for purposes of ERISA, so that it is subject only to the administration and enforcement provisions of ERISA.
ARTICLE 2
DEFINITIONS
Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.
2.01    “Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, in each case with experience in performing the calculations regarding the applicability Code Section 280G and of the tax imposed by Code Section 4999, as selected by the Corporation immediately prior to a Change of Control.
2.02    “Administrator” means the Compensation Committee of the Board. In connection with Participants who are subordinate to the President and Chief Executive Officer, the President and Chief Executive Officer has authority to act on behalf of the Administrator.
2.03    “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s Qualifying Termination.
2.04    “Bonus Plan” means, with respect to a Participant, the Corporation’s annual incentive plan in which the Participant participates at the time of the Participant’s Qualifying Termination (but only considering the cash portion of awards under the annual incentive plan).

Exhibit 10.59

2.05    “Board” means the Board of Directors of the Corporation.
2.06    “Cause” means the following circumstances with respect to a Participant that lead to the Participant’s Separation from Service:
(a)    conviction of, or entering into a plea of either guilty or nolo contendere to, any felony;
(b)    fraud, misappropriation or embezzlement with respect to the Employer, or any other act in connection with the performance of an Employee’s duties which is materially injurious to the Company;
(c)    refusal to follow the reasonable and lawful directions of the Board or the Participant’s supervisor;
(d)    substantial failure to perform the Participant’s duties for the Employer, after the Administrator delivers written demand for substantial performance to the Participant, which demand specifically identifies the manner in which the Administrator believes that the Participant has failed to substantially perform the Participant’s duties and either (i) determines that the failure is not capable of adequate cure, or (ii) provides the Participant with a reasonable period of time to cure such failure (and the Participant does not cure the failure within the period);
(e)    engaging in an act of willful misconduct or gross negligence in connection with the Employer’s business;
(f)    material breach of the Affirmative Covenants; or
(g)    breach of a material Corporation policy or the Corporation’s Code of Business Conduct which reasonably would be expected to result in a material liability to, or have a material adverse effect on the business or financial condition of, the Corporation or the Employer.
2.07    “Change in Control” means the occurrence of any of the following events:
(a)    any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, over a period of 12 consecutive months, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then-outstanding securities;
(b)    the consummation of a merger, consolidation or combination that results in the Corporation’s voting securities representing less than 50% of the combined voting power of the securities of the Corporation or of the surviving entity outstanding immediately after such merger, consolidation or combination;
(c)    the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any

Exhibit 10.59

individual becoming a director whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board; or
(d)    the sale or disposition by the Corporation of all or substantially all the Corporation’s assets, other than a sale or disposition to an Exempt Person or a sale or disposition to an entity of which at least 50% of the voting power is represented by voting securities of the Corporation.
In all cases, a “Change in Control” shall occur pursuant to any of clauses (a) – (d) above only if the event also constitutes a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5).
2.08    “Chief Executive Officer” means the President and Chief Executive Officer of the Corporation.
2.09    “CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service initiated by the Employer other than for Cause during the time period commencing on the effective date of a Change in Control and continuing until the earlier of (i) the 24-month anniversary of such date, or (ii) the date of the Participant’s Separation from Service by reason of Disability or the Participant’s death. In addition, if (x) the Employer initiates the Participant’s Separation from Service without Cause during the six-month period ending on the effective date of a Change in Control (A) at the request of a third party that has taken steps reasonably calculated or intended to effect a Change in Control or (B) otherwise in connection with or anticipation of a Change in Control, then the Participant shall be deemed to incur a CIC Qualifying Termination on the effective date of the Change in Control.
2.10    “Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.11    “Corporation” means Sotheby’s, a Delaware corporation, or its successor or assignee (or both, or more than one of each or both).
2.12    “Director” means a member of the Board of Directors of the Corporation.
2.13    “Disability” shall mean, with respect to a Participant, the date on which the insurer or administrator under the Employer’s program of long-term disability insurance determines that the Participant is eligible to commence benefits under such insurance.
2.14    “Effective Date” means February 24, 2016.
2.15    “Employer” means the Corporation and each Subsidiary.

Exhibit 10.59

2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.18    “Excise Tax” shall mean, collectively, (i) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Corporation, within the meaning of Code Section 280G, and (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in subsection (i) or (ii).
2.19    “Exempt Person” means an employee benefit plan of the Employer or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Employer.
2.20    “Non-CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service initiated by the Employer other than for Cause in the absence of a Change in Control or outside of the time periods specified in Section 2.09 above with respect to a Change in Control except that the Chief Executive Officer may include good reason as a Non-CIC Qualifying Termination for senior executives who are not officers within the meaning of Section 16 of the Exchange Act.
2.21    “Notification Letter” means a letter substantially in the form attached hereto as Appendix A, or in a form determined by the Chief Executive Officer in the case of executives who are not officers within the meaning of Section 16 of the Exchange Act, by which the Administrator shall provide notice to an executive of his or her participation in the Plan and which the executive must sign to accept participation in the Plan, in lieu of other severance rights, and agree to observe the Affirmative Covenants as a condition of participation in the Plan.
2.22    “Notice of Termination” means a written notice of termination of employment for Cause or Disability given by the Employer to a Participant in the manner specified in Section 6.10, which states the specific termination provision in the Plan relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies the Participant’s date of termination.
2.23    “Participant” means each individual who has become a Participant under Section 3.01 or Section 3.02, and who has not ceased to be a Participant under Section 3.04.
2.24    “Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this

Exhibit 10.59

Plan or any other plan, arrangement or agreement with the Employer or an affiliate of the Employer.
2.25    “Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.
2.26    “Plan” means this Sotheby’s Executive Severance Benefits Plan, as it may be amended from time to time, or any successor plan, program or arrangement thereto.
2.27    “Qualifying Termination” means either a CIC Qualifying Termination or a Non-CIC Qualifying Termination.
2.28    “Release” means an agreement in which the Participant releases claims in connection with a termination of the Participant’s employment with the Employer and re-affirms the Participant’s obligation to observe the terms of the Affirmative Covenants. The specific terms of the Release for a Participant shall be based upon the form of release used by the Employer at the time of the termination of employment, but with final terms determined by the Employer in accordance with its discretion on a case-by-case basis.
2.29    “Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.
2.30    “Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days (or such longer period as may be required by applicable law), during which the Participant is permitted to revoke the signed Release.
2.31    “Affirmative Covenants” means, with respect to a Participant, the following (or in the case of executives who are not officers within the meaning of Section 16 of the Exchange Act, such alternative covenants as are authorized by the Chief Executive Officer and included in a written agreement that is validly executed on behalf of the Corporation):
(a)    Protection of Confidential Information. The Participant agrees that during the course of employment with the Corporation, the Participant has and will come into contact with and learn various forms of confidential information and trade secrets, which are the property of (a) the Corporation and/or (b) any Group Companies (as defined below). The Participant agrees that the Participant shall not either during the period of his or her employment or at any time thereafter use or disclose to any person or entity, other than the Corporation or as authorized by the Corporation, any “confidential information” as defined in the confidentiality agreement entered into between the Participant and the Corporation (“Confidential Information”) belonging to (a) the Corporation and/or (b) any other Group Company, and that during the Participant’s employment the Participant will continue to comply with all policies and agreements related to maintaining the confidentiality of the Corporation’s confidential information, including but not limited to the Sotheby’s Confidentiality Agreement, which is incorporated herein by reference. “Group Company” means a subsidiary and

Exhibit 10.59

any other company which is for the time being a holding company of the Corporation or another subsidiary of any such holding company, (and, if applicable, its predecessors in business) for which the Participant performed services to a material degree or in which the Participant held office at any time during the 12-month period prior to the termination of the Participant’s employment. The Participant agrees that the covenants and agreements given by the Participant in this clause (a) and in each of clauses (b), (c) and (d) (together, the “Covenants”) are given in favor of the Corporation both for itself and as trustee for each Group Company, and that acting in that capacity, the Corporation shall be entitled to enforce the benefit of those clauses for any Group Company.
(b)    Non-Compete Period. The Participant acknowledges and agrees that the Corporation is engaged in a highly competitive business and that by virtue of the Participant’s position and responsibilities with (a) the Corporation and/or (b) any other Group Company and the Participant’s access to the Corporation’s Confidential Information of each of them, engaging in any business which is directly competitive with (a) the Corporation and/or (b) any other Group Companies during the Participant’s employment with the Corporation and during the Restricted Period (as defined below) will cause it great and irreparable harm. Accordingly, during the Participant’s employment with the Corporation and for eighteen (18) months following the termination of the Participant’s employment with the Corporation (the “Restricted Period”), the Participant agrees that the Participant will not, directly or indirectly, whether on the Participant’s own behalf or on behalf of, or in conjunction with, any firm, company or person or other business entity of any kind, or whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, consult for, become employed by, engaged by or otherwise provide services to, or solicit or accept any funds, loans or other consideration from (i) Christie’s, Bonhams, Poly Auctions, China Guardian or Phillips or any affiliate or successor of such entities in competition with (a) the Corporation and/or (b) any other Group Company, or (ii) any other business concern that is (or intends to be) in competition with any Restricted Business (including a business formed, acquired or led (in any part) during the Restriction Period by the Participant). In the Covenants, “Restricted Business” means services of the same type as, similar to or competitive with services supplied by the Corporation at the date of the termination of the Participant’s employment provided that the Participant was involved, directly or indirectly, in the supply of such services at any time during the 24-month period up to and including the date of termination of the Participant’s employment. None of the restrictions in this clause shall prevent the Participant from holding a passive investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognized stock exchange, provided the Participant is not actively involved in the management, strategy development or operational execution of the company.
(c)    Non-Solicitation of Clients. The Participant acknowledges and agrees that solely by reason of employment by the Corporation, the Participant has and will come into contact with a significant number of the Corporation’s

Exhibit 10.59

clients and customers, and prospective clients and customers, of (a) the Corporation and/or (b) any other Group Company and will have access to Confidential Information regarding their respective company’s clients and customers, prospective clients and customers and related information. During the Participant’s employment with the Corporation and during the Restricted Period, the Participant agrees that the Participant will not, directly or indirectly or whether on the Participant’s own behalf or on behalf of, or in conjunction with, any firm, company or person or other business entity of any kind, or whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, solicit or entice away or in any manner attempt to persuade any current client or customer, or prospective client or customer, of (a) the Corporation and/or (b) any other Group Company to discontinue or diminish his, her or its relationship or prospective relationship with (a) the Corporation and/or (b) any other Group Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than (a) the Corporation and/or (b) any other Group Company. This restriction shall apply only to those clients or customers, or prospective clients or customers, of (a) the Corporation and/or (b) any other Group Company with whom the Participant had contact or about whom the Participant learned Confidential Information during the two (2) years prior to the termination of the Participant’s employment from the Corporation.
(d)    No Hire or Solicitation of Employees. The Participant acknowledges and agrees that solely as a result of employment with the Corporation, and in light of the broad responsibilities of such employment which include working with other employees of the Corporation and/or any other Group Company, the Participant has and will come into contact with and acquire Confidential Information regarding their respective employees, and will develop relationships with those employees. Accordingly, during the Participant’s employment with the Corporation and during the Restricted Period, the Participant agrees that the Participant will not directly or indirectly, whether on the Participant’s own behalf or on behalf of, or in conjunction with, any firm, company or person or other business entity of any kind, or whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, hire or solicit, recruit, induce, entice, influence, or encourage any Restricted Person to leave the Corporation and/or any Group Company or become hired by another person, company or entity. In the Covenants, “Restricted Person” means any employee of the Corporation and/or any other Group Company, or any person who has left the employment of the Corporation and/or any other Group Company within the six (6) months preceding the termination of the Participant’s employment who either had access to Confidential Information or who held a manager, director or more senior position and with whom the Participant had had business dealings during the 12 month period up to and including the date of the termination of the Participant’s employment.
(e)    Non-Disparagement. Participant acknowledges and agrees that Participant will not, either during the period of his or her employment or at any time thereafter, disparage (or induce or encourage others to disparage) the Employer or any of its present directors or executive officers with respect to any

Exhibit 10.59

events relating directly or indirectly to Participant's employment with the Corporation including, without limitation, criticizing the Corporation’s or the Employer’s business strategy. For the purposes of this Plan and the Release, the term "disparage" means any comments or statements which would adversely affect in any manner the business reputation or relationships of Participant or the Corporation and/or any of its past or present directors, officers, agents, trustees, subsidiaries or affiliates, administrators, attorneys or employees known to Participant, as the case may be. Nothing in this Plan, including the terms regarding confidentiality and non-disparagement, prohibit Participant from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Participant understands that he or she does not need the prior authorization of the Corporation to make any such reports or disclosures and is not required to notify the Corporation that he or she has made such reports or disclosures.
(f)    Remedies. The Participant also acknowledges and agrees that the Corporation’s remedies at law for a breach of any of the Covenants would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach, in addition to any remedies at law, the Corporation shall be entitled to obtain (i) equitable relief in the form of specific performance, temporary or permanent injunction or any other equitable remedy which may then be available, and the Participant hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction as set forth herein; and (ii) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Corporation to defend or enforce the Covenants.
(g)    Waiver. The Corporation reserves the right to waive all or any part of the terms and conditions of the Covenants under appropriate circumstances, in its sole discretion. Any such waiver must be in writing and signed by the Chief Human Resources Officer. No waiver by the Corporation of any breach of the Covenants shall be a waiver of any preceding or succeeding breach. No waiver by the Corporation of any right under the Covenants shall be construed as a waiver of any other right. The Corporation shall not be required to give notice to enforce strict adherence to all terms of the Covenants.
(h)    Miscellaneous. The Participant agrees that the restrictions in the Covenants are reasonable and necessary for the protection of the Corporation’s legitimate interests. If at any time there is a final determination in arbitration or temporary or preliminary determination in court pursuant to Section 6.06(f) that the time period, geographic scope, or any other restriction contained in the Covenants is unenforceable against the Participant, the provisions of the Covenants shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographic scope and to such other maximum extent as the arbitrator may determine or indicate to be enforceable. In the event any provision in the Covenants should be held by an arbitrator or court to be invalid, illegal or unenforceable in any respect, neither party will be required to

Exhibit 10.59

comply with such provision for so long as the provision is held to be invalid, illegal or unenforceable, but the validity, legality, and enforceability of the remaining provisions contained in the Covenants shall not in any way be affected or impaired by the illegality, invalidity or unenforceability of such provision. The Covenants together with the Confidentiality Agreement and the Plan constitute a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof and represents the complete understanding between the Corporation and the Participant concerning the subject matter of the Covenants, and no other promises or agreements concerning the subject matter of the Covenants shall be binding unless signed by the Company’s Chief Human Resources Officer and the Participant. The Covenants supersede and terminate any and all prior agreements or understandings between the parties, whether oral or written, concerning the subject matter of the Covenants.
2.32    “Section 409A” means Section 409A of the Code and the Department of Treasury and Internal Revenue Service guidance thereunder.
2.33    “Separation from Service” means “separation from service” from the affiliated companies as described under Section 409A(a)(2)(A)(i). A Participant who is both an employee of the affiliated companies and a Director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership. For this purpose, the term “affiliated companies” means the Employer and any affiliate with which any entity comprising the Employer is treated as a single employer under Code Section 414(b) or 414(c).
2.34    “Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.
2.35    “Subsidiary” means any entity in which the Corporation, directly or indirectly, beneficially owns more than fifty percent (50%) of such entity’s equity interest by vote and value.
2.36    “Target Bonus” means, with respect to a Participant, the Participant’s target annual cash incentive under the Bonus Plan for the performance period containing the date of the Participant’s Qualifying Termination.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.01    Eligibility on the Effective Date. Eligibility for the Plan on the Effective Date is determined by the Compensation Committee of the Board. Executives who are eligible to participate in the Plan on the Effective Date shall be provided, by the Chief Human Resources Officer (or for the Chief Human Resources Officer, by the Chief Executive Officer) on behalf of the Administrator, notice of eligibility for Plan participation in the form of a Notification Letter and in the manner provided by Section 6.10. Each such executive will become a Participant in the Plan on the latest of the following dates: (i) February 24, 2016, (ii) upon the expiration date (or earlier waiver date) of a pre-existing agreement for severance benefits that the executive has with the Corporation

Exhibit 10.59

(specifically including, but not limited to, any severance benefit entitlements specified in an offer letter from the Corporation, in an individual severance agreement, and in an individual employment agreement), or (iii) the date that the executive signs a copy of his or her Notification Letter, without altering the Notification Letter, and returns such signed Notification Letter to the Chief Human Resources Officer (or for the Chief Human Resources Officer, to the Chief Executive Officer) on behalf of the Administrator. The names of each Participant as of the Effective Date and the contemplated commencement dates of their status as Participants (but subject to the Notification Letter requirement) are listed on Appendix B as of the Effective Date.
3.02    Future Eligibility. Subsequent to the Effective Date, this Section 3.02 shall govern the eligibility of executives not listed on Appendix B as of the Effective Date. Subsequent to the Effective Date, it is intended that all such executives who are United States-based officers within the meaning of Section 16 of the Exchange Act and who are direct reports to the Chief Executive Officer shall be eligible for the Plan. Accordingly, the Administrator shall select all such executives as eligible to become Participants in the Plan. In addition, the Compensation Committee of the Board may select for eligibility additional United States-based senior executives of the Corporation as Participants from time to time. The Chief Human Resources Officer on behalf of the Administrator will provide notice to each such executive of his or her selection for Plan participation in the form of a Notification Letter and in the manner provided by Section 6.10. Each such executive will become a Participant once he or she signs a copy of his or her Notification Letter and returns such signed Notification Letter to the Chief Human Resources Officer. The Chief Human Resources Officer on behalf of the Administrator shall update Appendix B as additional executives become eligible to participate from time to time (or to reflect the removal of executives as Participants in a manner consistent with the terms of the Plan).
3.03    Exclusive Benefits. Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer. A Participant’s acceptance of participation in this Plan pursuant to Section 3.01 above shall be deemed to constitute a waiver by such Participant of all entitlements to severance benefits that the Participant may have under any other plan or arrangement maintained by the Employer (specifically including, but not limited to, the Sotheby’s, Inc. Severance Plan).
3.04    End of Participation. An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by way of a Qualifying Termination. A Participant may discontinue his or her status as a Participant at any time by a prospectively or immediately effective written document that is delivered to the Administrator in the manner specified in Section 6.10. Except as provided in the next sentence, the Compensation Committee of the Board may, by resolution, discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 6.10, or (ii) during the period beginning on the effective date of a Change in Control and ending 24 months after the effective date

Exhibit 10.59

of such Change in Control. In the event that an individual incurs a Qualifying Termination while still a Participant, such individual shall remain a Participant until all compensation and benefits required to be provided to the Participant under the terms of the Plan on account of such Qualified Termination have been so provided.
ARTICLE 4
SEVERANCE BENEFITS
4.01    Release Requirement. A Participant will be eligible for the Severance Benefits described in Section 4.02 or 4.03 below, as applicable, subject to the Release requirement specified in this Section 4.01. Within seven (7) days following the date of the Participant’s Separation from Service, the Corporation shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in Section 4.02 or Section 4.03 below, as applicable, the Participant must execute and deliver the Release to the Corporation within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must comply with the Affirmative Covenants set out in the Release. In the event the Participant breaches one or more of such Affirmative Covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Corporation the amount (or equivalent cash value) of any such Severance Benefits that have been paid to the Participant.
4.02    Non-CIC Qualifying Termination. In the event that a Participant incurs a Non-CIC Qualifying Termination, the Corporation shall pay or provide to the Participant the following benefits, subject to the Release requirement specified in Section 4.01 above.
(a)    Severance Pay. The Corporation shall pay to the Participant an amount equal to one and one-half (1.5) multiplied by the sum of (A) the Participant’s Base Salary, and (B) the Participant’s Target Bonus. The amount payable under this Section 4.02(a) shall be paid to the Participant in equal installments as salary continuation, pursuant to the Corporation’s standard payroll practices for the payment of base salary to executives, commencing within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.04(g) and subject to the requirements of Section 4.04(f)) and continuing for eighteen (18) months after commencement.
(b)    Pro-Rata Bonus for Year of Termination. If, on account of the Participant’s Non-CIC Qualifying Termination, the Participant forfeits the Participant’s right to earn a payment under the Bonus Plan for the performance period containing the date of such Non-CIC Qualifying Termination, the Corporation shall pay to the Participant a lump sum cash payment equal to the amount of the annual cash incentive payment to which the Participant would have been entitled under the Bonus Plan for such performance period but for the Participant’s Non-CIC Qualifying Termination, determined on the basis of actual achievement of the performance goals applicable under such plan for such performance period (the “Actual Bonus”), multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the

Exhibit 10.59

next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum on the later of (x) the date on which the Actual Bonus would have been paid to the Participant under such plan but for the Participant’s termination of employment during such performance period, or (y) within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.04(f) and subject to the requirements of Section 4.04(e)).
(c)    COBRA Pay. The Corporation shall pay to the Participant an amount equal to eighteen (18) times the monthly COBRA charge in effect on the date of the Participant’s Separation from Service for the type of Employer-provided group health plan coverage in effect for the Participant (e.g., employee only, family coverage) on the date of the Participant’s Separation from Service. This amount shall be paid to the Participant in equal installments along with the scheduled severance benefit payments as salary continuation pursuant to the Corporation’s standard payroll practices for the payment of base salary commencing within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.04(g) and subject to the requirements of Section 4.04(f)).
(d)    Equity and Long-Term Incentives. Any equity or long-term compensation grant or award outstanding to the Participant shall be treated as specified by the terms of the applicable equity or long-term incentive compensation plan under which the grant or award was made and the applicable award agreement.
4.03    CIC Qualifying Termination. In the event that a Participant incurs a CIC Qualifying Termination, the Corporation shall pay or provide to the Participant the following benefits, subject to the Release requirement specified in Section 4.01 above.
(a)    Severance Pay. The Corporation shall pay to the Participant an amount equal to two (2) multiplied by the sum of (A) the Participant’s Base Salary, and (B) the Participant’s Target Bonus. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Sections 4.04(e) and 4.04(g) and subject to the requirements of Section 4.04(f)).
(b)    Pro-Rata Target Bonus for Year of Termination. The Corporation shall pay to the Participant a lump sum cash payment equal to the amount of the target annual cash incentive payment to which the Participant was entitled under the Bonus Plan for such performance period, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.04(f) and subject to the requirements of Section 4.04(e)).

Exhibit 10.59

(c)    COBRA Pay. The Corporation shall pay to the Participant an amount equal to eighteen (18) times the monthly COBRA charge in effect on the date of the Participant’s Separation from Service for the type of Employer-provided group health plan coverage in effect for the Participant (e.g., employee only, family coverage) on the date of the Participant’s Separation from Service. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.04(g) and subject to the requirements of Section 4.04(f)).
(d)    Equity and Long-Term Incentives. Any equity or long-term compensation grant or award outstanding to the Participant shall be treated as specified by the terms of the applicable equity or long-term incentive compensation plan under which the grant or award was made and the applicable award agreement.
(e)    Only Incremental Amounts Due. If a Participant becomes entitled to benefits after already receiving benefits for a Qualifying Termination only the net additional benefits (if any) shall be provided. In particular, it is possible that a Participant will incur a Non-CIC Qualifying Termination prior to the effective date of a Change in Control and become entitled to benefits pursuant to Section 4.02 on account of such termination of employment and that the termination of employment will subsequently become a CIC Qualifying Termination due to the occurrence of a Change in Control subsequent to the date of the employment termination. In that event, the amounts and benefits to which the Participant will be entitled under this Section 4.03 upon the occurrence of the Change in Control will be the incremental amounts and benefits, if any, that exceed the comparable amounts and benefits to which the Participant became entitled under Section 4.02. For example, since the COBRA benefit provided to a Participant under Section 4.03(b) is the same as the COBRA benefit provided to a Participant under Section 4.02(b), the Participant would receive only the COBRA subsidy provided under Section 4.02(b); no additional COBRA benefit would be provided to the Participant under Section 4.03(b).
4.04    Section 409A.
(a)    To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 4.04 shall govern in all cases over any contrary or conflicting provision in the Plan. This Section 4.04 is an absolutely superseding provision of this Plan, meaning that it will apply notwithstanding other provisions of this Plan that permit or require payment at an earlier time.
(b)    It is the intent of the Corporation that this Plan comply with the requirements of Section 409A with respect to any nonqualified deferred compensation subject to Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent the Plan provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Section 409A.

Exhibit 10.59

(c)    The Corporation does not, however, assume any economic burdens associated with Section 409A. Although the Corporation intends to administer the Plan to prevent taxation under Section 409A, it does not represent or warrant that the Plan complies with any provision of federal, state, local, or non-United States law. The Corporation, the Subsidiaries, and their respective directors, officers, employees and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. Neither the Corporation nor the Subsidiaries or affiliates have any obligation to indemnify or otherwise protect any Participant from any obligation to pay taxes under Section 409A. However, following the occurrence of a Change in Control, the Corporation shall exercise its good faith best efforts to minimize any adverse impact to a Participant with respect to the benefits payable to the Participant under this Plan (for example, by preserving the availability of the Section 409A short-term deferral exemption with respect to such benefits to the extent possible and by avoiding any forfeiture of a Participant’s benefits or any other non-payment of benefits due under this Plan).
(d)    The right to a series of payments under the Plan will be treated as a right to a series of separate payments. In particular, but not by way of limitation, each installment payment pursuant to Section 4.02(a) is a separate payment. Each separate payment that is made within 2-½ months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each separate payment that is made later than 2-½ months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation and subject to the conditions on the applicability of that exemption. Then, each separate payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with Section 4.04(f) below.
(e)    It is intended that each lump sum payment made pursuant to Section 4.02(b), 4.03(a), and 4.03(b) shall be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.
(a)    To the extent necessary to comply with Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, because any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
(e)    To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and

Exhibit 10.59

similar references) shall have the same meaning as Separation from Service, and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Participant’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death (or as otherwise dictated by the Participant’s election and the nonqualified deferred compensation plan in accordance with Section 409A, to the extent subject to 409A, or as necessary to avoid a material modification with respect to deferrals that are grandfathered and exempt from 409A).
(f)    To the extent that any reimbursement by the Employer to a Participant of eligible expenses under this Plan constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Participant must request the Reimbursement (with substantiation of the expense incurred) no later than 30 days following the date on which the Participant incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any expense reimbursement policy of the Employer or specifically provided otherwise in this Plan, the Employer shall make the Reimbursement to the Participant on or before the last day of the calendar year following the calendar year in which the Participant incurred the eligible expense; (iii) the Participant’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Plan, the period during which the Participant may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Participant’s Separation from Service occurs.
4.05    Enforcement Costs. All expenses of a Participant incurred in enforcing the Participant’s rights and/or to recover the Participant’s benefits under this Article Four that are related to a CIC Qualifying Termination, including but not limited to, reasonable attorneys’ fees, court costs, arbitration costs, and other reasonable expenses shall be paid by the Corporation if the Participant prevails on any substantive issue in such proceeding. The Corporation shall pay or reimburse the Participant for such fees, costs and expenses, promptly upon presentment of appropriate documentation, subject to Section 4.04(g).
4.06    Section 280G.
(a)    A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any Payment that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced

Exhibit 10.59

to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.
(b)    The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)    All determinations under this Section 4.06 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Corporation. The Corporation will direct the Accounting Firm to submit any determination it makes under this Section 4.06 and detailed supporting calculations to both the Participant and the Corporation as soon as reasonably practicable following the Change of Control.
(d)    If the Accounting Firm determines that one or more reductions are required under this Section 4.06, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Section 280G and Section 409A designated by the Participant, or otherwise determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Corporation shall pay such reduced amount to the Participant. The Participant shall at any time have the unilateral right to forfeit any equity award in whole or in part.
(e)    As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.06, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an overpayment has been made, the Participant must repay the overpayment to the Corporation, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Corporation unless, and then

Exhibit 10.59

only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority that an underpayment has occurred, the Accounting Firm will notify the Participant and the Corporation of that determination and the Corporation will promptly pay the amount of that underpayment to the Participant without interest.
(f)    The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.06. For purposes of making the calculations required by this Section 4.06, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
ARTICLE 5
AMENDMENT AND TERMINATION
Subject to the next sentence, the Compensation Committee of the Board in all respects (and the Administrator in all respects except Plan eligibility) shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Compensation Committee of the Board and the Administrator may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, either (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participant in the manner specified in Section 6.10, or (ii) during the period beginning on the effective date of a Change in Control and ending 24 months after the effective date of such Change in Control.
ARTICLE 6
MISCELLANEOUS
6.01    Participant Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Administrator, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer, except in the event and to the extent that benefits may actually be payable to him hereunder. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any

Exhibit 10.59

of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.
6.02    Administrator Authority.
(a)    The Administrator will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:
(i)     resolve all questions relating to the eligibility of Participants;
(ii)     determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;
(iii)     engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;
(iv)     construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;
(v)     compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and
(vi)     resolve all questions of fact relating to any matter for which it has administrative responsibility.
(b)    The Administrator shall perform all of the duties and may exercise all of the powers and discretion that the Administrator deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Administrator in this Plan shall be read to include the authority of any party to which the Administrator delegates such authority.
(c)    Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Administrator shall be final, conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Administrator to reconsider and re-determine such action.

Exhibit 10.59

(d)    Any decision rendered by the Administrator and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Administrator may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.
6.03    Claims and Appeals Procedure.
(a)    With respect to any claim for benefits which are provided exclusively under this Plan, the claim and any related appeal shall be administered pursuant to subsections (b) through (k) below. With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan or program maintained by an Employer, the Administrator shall determine any claim and any related appeal regarding an individual’s eligibility under the Plan pursuant to subsections (b) through (k) below but the administration of any other claim and any related appeal with respect to such benefits (including the amount of such benefits) shall be subject to the claims and appeals procedure specified in such other employee benefit plan or program.
(b)    A Participant or his duly authorized representative (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Administrator. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Administrator may agree to extended periods of time for making determinations beyond those periods described below.
(c)    The Administrator will notify a claimant of its decision regarding his claim within a reasonable period of time, but not later than ninety (90) days following the date on which the claim is filed, unless special circumstances require a longer period for processing of the claim and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial ninety (90) day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator be given an extension for processing the claim beyond one hundred eighty (180) days after the date on which the claim is first filed with the Administrator unless otherwise agreed in writing by the claimant and the Administrator.
(d)    If a claim is denied, the Administrator will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following information: the specific reason(s) for the denial; a specific reference to the Plan provision(s) on which the denial is based; a description of additional information necessary for the claimant to perfect his claim, if any, and an explanation of why such material is necessary; and an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

Exhibit 10.59

(e)    The claimant shall have sixty (60) days following receipt of the notice of denial to file a written request with the Administrator for a review of the denied claim. The decision by the Administrator with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial sixty (60) day period and the date by which the Administrator expects to make the final decision. In no event will the decision be delayed beyond one hundred twenty (120) days after receipt of the request for review unless otherwise agreed in writing by the claimant and the Administrator.
(f)    Every claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following: the claimant will be given the opportunity to submit written comments, documents, records, etc. with regard to the claim, and the review will take into account all information submitted by the claimant, regardless of whether it was reviewed as part of the initial determination; and the claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.
(g)    The Administrator will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant, and will include: the specific reason(s) for the denial and adverse determination; a reference to the specific Plan provisions on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and a statement regarding the claimant’s right to bring a civil action under ERISA.
(h)    If the Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to bring a civil action under ERISA Section 502(a). This Article XII shall be interpreted such that the claims procedures applicable under the Plan conform to the claims review requirements of Part 5, Title I, of ERISA, and the applicable provisions set forth in Department of Labor regulation section 2560.503-1.
(i)    Before filing any claim or action, the employee, former employee, Participant, former Participant, or other individual, person, entity, representative, or group of one or more of the foregoing (collectively, a “Claimant”) must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of this Section 6.03, including such rights as the Administrator may choose to provide in connection with novel claims or issues or in particular situations. For purposes of the prior sentence, any Claimant that has any claim, issue or matter that implicates in whole or in part –
(i)     The interpretation of the Plan,
(ii)     The interpretation of any term or condition of the Plan,

Exhibit 10.59

(iii)     The interpretation of the Plan (or any of its terms or conditions) in light of applicable law,
(iv)     Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect, or
(v)     Any claim, issue or matter deemed similar to any of the foregoing by the Administrator,
(or two or more of these) shall not be considered to have satisfied the exhaustion requirement of this Section 6.03(i) unless the Claimant first submits the claim, issue or matter to the Administrator to be processed pursuant to the claims procedures of Section 6.03 or to be otherwise considered by the Administrator, and regardless of whether claims, issues or matters that are not listed above are of greater significance or relevance. The exhaustion requirement of this Section 6.03(i) shall apply even if the Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such claim, issue or matter, and in which case the Administrator (upon notice of the claim, issue or matter) shall either promptly establish such claims procedures or shall apply (or act by analogy to) the claims procedures of Section 6.03 that apply to claims for benefits. Upon review by any court or other tribunal, this exhaustion requirement is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to effect this intent should be taken).
(j)    Any claim or action that is filed in court against or with respect to the Plan, the Administrator or the Employer must be filed within the applicable time frame that relates to the claim or action, as follows:
(i)     Claims or actions for Severance Benefits must be filed within two (2) years of the later of the date the Participant received the Severance Pay Benefit or the date of the relevant employee’s Separation from Service.
(ii)     For all other claims or actions, the claim or action must be filed within two (2) years of the date when the Claimant knew or should have known of the actions or events that gave rise to the claim or action.
Any claim or action filed after the applicable time frame stated above will be void.
(k)    Any claim or action in connection with the Plan must be filed in the United States District Court for the Southern District of New York.
6.04    Reliance on Tables and Reports. In administering the Plan, the Administrator is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants,

Exhibit 10.59

legal counsel or other experts employed or engaged by the Administrator. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Administrator is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Administrator may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.
6.05    Expenses. All Plan administration expenses shall be paid by the Corporation.
6.06    Disputes. Any and all disputes and controversies arising under or in connection with this Policy, following exhaustion of administrative remedies, shall be exclusively resolved by expedited binding arbitration conducted by a single neutral arbitrator with substantial experience regarding ERISA (the “Arbitrator”) from the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor, pursuant to the JAMS Employment Arbitration Rules and Procedures in effect at the time of the dispute (information available at www.JAMSadr.org), and with the Arbitrator selected as hereinafter provided, and subject to the following provisions of this Section 6.06 (the parties hereby agreeing that, in the event that there is a conflict between the provisions of the applicable rules of JAMS and the provisions of this Plan, the provisions of this Plan shall control).
(a)    The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by JAMS, and chosen by the Participant and the Company by each in turn striking a name from the list until one name remains (with the Company being the first to strike a name). Such arbitration process shall take place in New York City (the Borough of Manhattan) in the state of New York. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(b)    The arbitration shall be determined based solely on the record established for the appeal described in Section 6.03(f) and (g). The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Plan. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Plan in respect of the issue before the Arbitrator, based upon the appeal record.
(c)    In any such arbitration, the arbitrator will issue a written award/opinion. The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and conclusive, and the parties waive the right

Exhibit 10.59

to trial de novo or appeal. The Company will pay the arbitrator’s and arbitration fees. Subject to Section 4.05 in the case of a CIC Qualifying Termination, all other costs and expenses of arbitration (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, unless the arbitrator shall award costs and expenses to the prevailing party in such arbitration.
(d)    The arbitrator shall have the authority to award any remedy or relief (including equitable remedies and relief) that a court of competent jurisdiction could order or grant.
(e)    The Participant must bring any dispute in arbitration on an individual basis only, and not on a class, collective or representative basis and must waive the right to commence, be a party to, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to the Program (“class action waiver”). However, if this class action waiver is found to be unenforceable, then any claim on a class, collective, or representative basis shall be filed and adjudicated in a court of competent jurisdiction, and not in arbitration.
(f)    Notwithstanding this arbitration procedure, the Administrator, the Corporation or a Participant may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek injunctive relief so as to maintain the status quo or to enforce the Participant’s Affirmative Covenants until the arbitration award is rendered or the dispute is otherwise resolved, or (iii) to confirm any arbitration award.
6.07    Successors.
(a)    This Plan shall bind any successor of or to the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
(a)    The Plan shall inure to the benefit of and be binding upon and enforceable by the Corporation and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die after receiving formal notification of employment termination and such notification states that the termination would qualify for benefits under this Plan, Plan benefits shall be paid

Exhibit 10.59

to the Participant’s beneficiary who is designated by the Participant in a beneficiary designation form specific to this Plan, provided that the Participant’s estate signs a Release similar to the form to be signed by the Participant as a condition of payment of benefits upon the death of the Participant.
6.08    Construction. In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Policy shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).
6.09    References to Other Plans and Programs. Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or affiliate of the Employer shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.
6.10    Notices. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Corporation, the Board or the Administrator shall be directed to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters, and notice to a Participant shall be directed to the Participant as the most recent personal residence on file with the Corporation.
6.11    Service of Legal Process. Service of legal process may be made upon the Administrator to the attention of to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters.
6.12    Plan Year. The records of the Plan shall be maintained on the basis of the Corporation’s fiscal year.
6.13    No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.
6.14    Withholding of Taxes. The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
6.15    Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Exhibit 10.59

6.16    Validity/Severability. If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
6.17    Miscellaneous. No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.
6.18    Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.
6.19    Survival of Provisions. Notwithstanding any other provision of this Plan, the rights and obligations of the Corporation and the Participants under Article Four and Sections 6.03 and 6.06 through 6.19 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

Exhibit 10.59

APPENDIX A

FORM OF NOTIFICATION LETTER

[EXECUTIVE’S NAME]
[ADDRESS]
[ADDRESS]
[DATE]

Re:	Notice of Selection for Participation in Executive Severance Plan
Dear [FIRST NAME]:
Effective February 24, 2016, Sotheby’s (the “Corporation”) adopted an Executive Severance Benefits Plan (the “Plan”) under which an eligible senior executive will become entitled to certain severance benefits in the event of a qualifying termination of employment either in connection with a change in control or outside of a change in control context.
In the spirit of internal consistency, to ease administration and to protect the Corporation’s confidential information, trade secrets and relationships with clients, the Corporation desires that eligible senior executives participate in a single severance benefits plan. Accordingly, the Corporation asks that you accept participation in the Plan as sufficient consideration provided in exchange for your employment with the Corporation, for satisfying conditions stated below, and for waiving rights under the Sotheby’s, Inc. Severance Plan (the plan generally applicable to Sotheby’s, Inc. employees) and any notice and restrictive covenant agreement with the Corporation. Your participation in the Plan will begin on the latest of the following dates: (i) February 24, 2016, (ii) upon the expiration date (or earlier waiver date) of a pre-existing agreement for severance benefits that you have with the Corporation (specifically including, but not limited to, any severance benefit entitlements specified in an offer letter from the Corporation, in an individual severance agreement, and in an individual employment agreement), or (iii) the date that you sign without alteration and return this letter.
In addition, as a condition to participation in the Plan, you must (i) agree to observe the Affirmative Covenants set out in the Plan, and (ii) agree that in the event you decide to resign from employment with the Corporation, you will provide thirty (30) days’ advance written notice of resignation to the Chief Human Resources Officer. For your reference, the restricted covenants are set out in the Exhibit to this letter.
Please sign and date this notice on the second page and return the signed and dated notice and completed beneficiary designation form to the Chief Human Resources Officer on behalf of the Compensation Committee of the Corporation’s Board of Directors either by hand or express mail so that it is received at the following address no later than [DATE]:

Exhibit 10.59

Compensation Committee
c/o Lisa Nadler
EVP, Chief Human Resources Officer
Sotheby’s
1334 York Avenue
New York, New York 10021

Very truly yours,
Sotheby’s
By: _____________________________________
[NAME]

I hereby accept participation in the Sotheby’s Executive Severance Benefits Plan, effective as of the date below, as sufficient consideration provided in exchange for my employment with the Corporation, for satisfying conditions stated below, and for waiving rights under the Sotheby’s, Inc. Severance Plan (the plan generally applicable to Sotheby’s, Inc. employees) and any notice and restrictive covenant agreement with the Corporation.

As a condition to participation in the Plan, I hereby agree:

(i)     to observe the Affirmative Covenants set out in the Plan; and

(ii)	that in the event I decide to resign from employment with the Corporation, I will provide thirty (30) days’ advance written notice of resignation to the Chief Human Resources Officer.
I will also provide a completed beneficiary designation form.

___________________________________            _______________________
[INSERT EXECUTIVE’S NAME]                    Date

Exhibit 10.59

Exhibit
Affirmative Covenants
Protection of Confidential Information

Participant agrees that during the course of employment with the Corporation, Participant has and will come into contact with and learn various forms of confidential information and trade secrets, which are the property of (a) the Corporation and/or (b) any Group Companies (as defined below). Participant agrees that he/she shall not either during the period of his/her employment or at any time thereafter use or disclose to any person or entity, other than the Corporation or as authorized by the Corporation, any “confidential information” as defined in the confidentiality agreement entered into between Participant and the Corporation (“Confidential Information”) belonging to (a) the Corporation and/or (b) any other Group Company, and that during Participant’s employment Participant will continue to comply with all policies and agreements related to maintaining the confidentiality of the Corporation’s confidential information, including but not limited to the Sotheby’s Confidentiality Agreement, which is incorporated herein by reference.
“Group Company” means a subsidiary and any other company which is for the time being a holding company of the Corporation or another subsidiary of any such holding company, (and, if applicable, its predecessors in business) for which Participant performed services to a material degree or in which Participant held office at any time during the 12-month period prior to the termination of Participant’s employment.

Participant agrees that the covenants and agreements given by Participant in this section and in each of the following sections (together, the “Covenants”) are given in favor of the Corporation both for itself and as trustee for each Group Company, and that acting in that capacity, the Corporation shall be entitled to enforce the benefit of the Covenants for any Group Company.

Non-Compete Period

Participant acknowledges and agrees that the Corporation is engaged in a highly competitive business and that by virtue of Participant’s position and responsibilities with (a) the Corporation and/or (b) any other Group Company and Participant’s access to the Confidential Information of each of them, engaging in any business which is directly competitive with (a) the Corporation and/or (b) any other Group Companies during Participant’s employment with the Corporation and during the Restricted Period (as defined below) will cause it great and irreparable harm. Accordingly, during Participant’s employment with the Corporation and for eighteen (18) months following the termination of Participant’s employment with the Corporation (the “Restricted Period”), Participant agrees that Participant will not, directly or indirectly, whether on Participant’s own behalf or on behalf of, or in conjunction with, any firm, company or person or other business entity of any kind, or whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, consult for, become employed by, engaged by or otherwise provide services to, or solicit or accept any funds, loans or other consideration from (i) Christie’s, Bonhams, Poly Auctions, China Guardian or Phillips or any affiliate or successor of such

Exhibit 10.59

entities in competition with (a) the Corporation and/or (b) any other Group Company, or (ii) any other business concern that is (or intends to be) in competition with any Restricted Business including a business formed, acquired or led (in any part) during the Restricted Period by Participant. In the Covenants, “Restricted Business” means services of the same type as, similar to or competitive with services supplied by the Corporation at the date of the termination of Participant’s employment provided that Participant was involved, directly or indirectly, in the supply of such services at any time during the 24-month period up to and including the date of termination of Participant’s employment. None of the restrictions in this clause shall prevent Participant from holding a passive investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognized stock exchange, provided Participant is not actively involved in the management, strategy development, or operational execution of the company.

Non-Solicitation of Clients
Participant acknowledges and agrees that solely by reason of employment by the Corporation, Participant has and will come into contact with a significant number of the Corporation’s clients and customers, and prospective clients and customers, of (a) the Corporation and/or (b) any other Group Company and will have access to Confidential Information regarding their respective company’s clients and customers, prospective clients and customers and related information. During Participant’s employment with the Corporation and during the Restricted Period, Participant agrees that Participant will not, directly or indirectly or whether on Participant’s own behalf or on behalf of, or in conjunction with, any firm, company or person or other business entity of any kind, or whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, solicit or entice away or in any manner attempt to persuade any current client or customer, or prospective client or customer, of (a) the Corporation and/or (b) any other Group Company to discontinue or diminish his, her or its relationship or prospective relationship with (a) the Corporation and/or (b) any other Group Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than (a) the Corporation and/or (b) any other Group Company. This restriction shall apply only to those clients or customers, or prospective clients or customers, of (a) the Corporation and/or (b) any other Group Company with whom Participant had contact or about whom Participant learned Confidential Information during the two (2) years prior to the termination of Participant’s employment from the Corporation.

No Hire or Solicitation of Employees
Participant acknowledges and agrees that solely as a result of employment with the Corporation, and in light of the broad responsibilities of such employment which include working with other employees of the Corporation and/or any other Group Company, Participant has and will come into contact with and acquire Confidential Information regarding their respective employees, and will develop relationships with those employees. Accordingly, during Participant’s employment with the Corporation and during the Restricted Period, Participant agrees that Participant will not directly or indirectly, whether on Participant’s own behalf or on behalf of, or in conjunction with, any firm, company or person or other business entity of any kind, or whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, hire or solicit, recruit, induce, entice,

Exhibit 10.59

influence, or encourage any Restricted Person to leave the Corporation and/or any Group Company or become hired by another person, company or entity. In the Covenants, “Restricted Person” means any employee of the Corporation and/or any other Group Company, or any person who has left the employment of the Corporation and/or any other Group Company within the six (6) months preceding the termination of Participant’s employment who either had access to Confidential Information or who held a manager, director or more senior position and with whom Participant had had business dealings during the 12 month period up to and including the date of the termination of Participant’s employment.
Non-Disparagement
Participant acknowledges and agrees that Participant will not, either during the period of his or her employment or at any time thereafter, disparage (or induce or encourage others to disparage) the Employer or any of its present directors or executive officers with respect to any events relating directly or indirectly to Participant's employment with the Corporation including, without limitation, criticizing the Corporation’s or the Employer’s business strategy. For the purposes of this Plan and the Release, the term "disparage" means any comments or statements which would adversely affect in any manner the business reputation or relationships of Participant or the Corporation and/or any of its past or present directors, officers, agents, trustees, subsidiaries or affiliates, administrators, attorneys or employees known to Participant, as the case may be. Nothing herein, including the terms regarding confidentiality and non-disparagement, prohibit Participant from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Participant understands that he/she does not need the prior authorization of the Corporation to make any such reports or disclosures and is not required to notify the Corporation that he/she has made such reports or disclosures.
Remedies

Participant also acknowledges and agrees that the Corporation’s remedies at law for a breach of any of the Covenants would be inadequate and, in recognition of this fact, Participant agrees that, in the event of such a breach, in addition to any remedies at law, the Corporation shall be entitled to obtain (a) equitable relief in the form of specific performance, temporary or permanent injunction or any other equitable remedy which may then be available, and Participant hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction as set forth herein; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Corporation to defend or enforce the Covenants.

Exhibit 10.59

Waiver

The Corporation reserves the right to waive all or any part of the terms and conditions of the Covenants under appropriate circumstances, in its sole discretion. Any such waiver must be in writing and signed by the Chief Human Resources Officer. No waiver by the Corporation of any breach of the Covenants shall be a waiver of any preceding or succeeding breach. No waiver by the Corporation of any right under the Covenants shall be construed as a waiver of any other right. The Corporation shall not be required to give notice to enforce strict adherence to all terms of the Covenants.
Miscellaneous

Participant agrees that the restrictions in the Covenants are reasonable and necessary for the protection of the Corporation’s legitimate interests. If at any time there is a final determination in arbitration or temporary or preliminary determination in court that the time period, geographic scope, or any other restriction contained in the Covenants is unenforceable against Participant, the provisions of the Covenants shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographic scope and to such other maximum extent as the arbitrator may determine or indicate to be enforceable.
In the event any provision in the Covenants should be held by an arbitrator or court to be invalid, illegal or unenforceable in any respect, neither party will be required to comply with such provision for so long as the provision is held to be invalid, illegal or unenforceable, but the validity, legality, and enforceability of the remaining provisions contained in the Covenants shall not in any way be affected or impaired by the illegality, invalidity or unenforceability of such provision.
The Covenants together with the Confidentiality Agreement and the Plan constitute a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof and represents the complete understanding between the Corporation and Participant concerning the subject matter of the Covenants, and no other promises or agreements concerning the subject matter of the Covenants shall be binding unless signed by the Company’s Chief Human Resources Officer and Participant. The

Exhibit 10.59

Covenants supersede and terminate any and all prior agreements or understandings between the parties, whether oral or written, concerning the subject matter of the Covenants.

Exhibit 10.59

APPENDIX B

EXECUTIVE SEVERANCE PLAN PARTICIPANTS

TITLE	DATE ELIGIBLE TO PARTICIPATE
Executive Vice President, Technology and Worldwide Operations	February 24, 2016
Executive Vice President, Chief Human Resources Officer	February 24, 2016
Executive Vice President, Global Compliance Counsel and Head of Government and Regulatory Affairs	February 24, 2016
Executive Vice President, Chief Administrative Officer	February 24, 2016
Executive Vice President, Chief Financial Officer	March 28, 2016
Executive Vice President, Worldwide General Counsel	May 6, 2016
Executive Vice President, Worldwide Director of Communications	May 6, 2016
Executive Vice President, Head of Corporate Development and Strategy	February 7, 2017
Chairman, Fine Art Division and Global Business Head	February 7, 2017
Executive Vice President, Digital Development & Marketing	January 1, 2018
Executive Vice President, Chief Operating Officer	January 21, 2021
Global Managing Director, Luxury & Lifestyle	TBD